SUPPLEMENT #1
SUPPLEMENT DATED NOVEMBER ____, 1998
TO PROSPECTUS DATED OCTOBER 17, 1997.

              CHARTHOUSE SUITES VACATION OWNERSHIP, INC.

     This Supplement should be read in conjunction with the Prospectus dated October 17, 1997, and where the Supplement and the Prospectus conflict, this Supplement (as amended by any later supplements) shall control. Capitalized, but undefined, terms have the meaning set forth in the Prospectus.

                          STATUS OF OFFERING

     To date no Charthouse Suites Vacation Interests, with Rental
Pool Arrangement (the "Interests") have been sold.

        GUARANTEED RENTAL ARRANGEMENT OR CASH DISCOUNT PROGRAM

     As an incentive to early purchasers of the Interests, Holders may elect to receive guaranteed rental payments, at varying rates for each Class of Interest, for their Unit Weeks for a specified number of weeks. Under this guaranteed rental arrangement, Holders who purchase prior to April 1, 1999 may designate six Unit Weeks and receive a guaranteed rental rate for the Unit Week. Holders purchasing between April 1, 1999 and June 30, 1999 may designate four Unit Weeks and receive a guaranteed rental rate. Holders purchasing between July 1, 1999 and September 30, 1999 may designate two Unit Weeks. Holders purchasing after September 30, 1999 are not eligible to participate in this guaranteed rental arrangement. The guaranteed rental rate paid under this arrangement is a walk-in, nightly off-season rate that has been arbitrarily selected by the Company and is set forth at page 39 of the Prospectus. See "Guaranteed Rental Agreement" for a description of the arrangement, the guaranteed rates and certain conditions. The guaranteed rental arrangement must be exercised by October 17, 2002.

     In lieu of the guaranteed rental arrangement, early Holders may elect to receive a cash discount to the subscription price by surrendering rights to the guaranteed rental arrangement.
Holders purchasing between April 1, 1999 and June 30, 1999 may elect to receive a 3% discount from the purchase price of an Interest. Holders purchasing between July 1, 1999 and September 30, 1999 may elect to receive a 1-1/2% discount from the purchase price of an Interest. Holders purchasing after September 30, 1999 may not participate in this cash discount program. See "Guaranteed Rental Arrangement."

                              NO MINIMUM

     There is no requirement that any minimum number of Interests be sold in the offering. However, if fewer than 76 Interests are sold by October 1, 1999, the Company has the right to cancel the Interests upon the repayment of the paid subscription amount to the Holders, less amounts for certain payments or benefits received by the Holder. See "Plan of Distribution" for a description. The 76 Interest minimum was arbitrarily selected by the Company. If the Interests are canceled, a written notice on or before November 30, 1999, will be sent to all Holders. With that notice, Holders will receive the net amount of any refund and an accounting of that calculation as to benefits. The sole shareholder of the Company, Jeffrey Keierleber, has agreed to invest additional funds in the Company if it is necessary in order to repay any such amounts. Affiliates of the Company may purchase Interests without limitation as to amount. See "Plan of Distribution."

                                HOTEL

     Upon purchase of the Chart House Hotel, the Company will own both the hotel (described on pages 17-18 of the prospectus) and the attached marina. The marina will not be part of the rental pool and its results are not described below.

     The following is updated performance results as if the Rental Pool had been operating for the periods set forth below.

               DERIVED AVERAGE UNIT WEEK RENTAL REVENUE

                                           For the Nine           For the Years Ended December 31
                                           Months Ended           1997           1996           1995
                                           September 30,
                                               1998

Rental Income (Actual)                            $377,790       $457,495       $465,244       $328,232

Pro Forma Rental Pool Fee (5%)                    (18,889)       (22,875)       (23,262)       (16,412)

Pro Forma Net Rental Revenue (95%)                $358,901       $434,620       $441,982       $311,820

Number of Unit Weeks                                    39             52             52             52

Number of Hotel Suites                                  25             25             25             25

Pro Forma Average Unit Week Rental             $       368     $      334    $       340   $       240
Revenue



                             RENTAL POOL
             PRO FORMA STATEMENT OF RENTAL POOL REVENUES
                             (UNAUDITED)


                                      For the Nine Months     For the Years Ended December 31,
                                             Ended
                                      September 30, 1998       1997      1996          1995


Rental Income                              $377,790           $457,495   $465,244      $328,232

Less Property Management Fee (5.0%)         (18,889)           (22,875)   (23,262)     (16,412)

                                            358,901            434,620    441,982       311,820

Other Income*                                 6,504             16,935     16,179       14,444

Total Revenues                             $365,405           $451,555   $458,161      $326,264

*Other income (i.e. interest income, vending income and telephone income) is included inthe pro forma computation of rental pool revenues because all such income generated shall be included in the rental pool.  The above example assumes that 100% of the Unit Weeks are placed into the rental pool at all times and such income will be distributed to Rental Pool participants under that assumption.



         ALLOCATION OF RENTAL POOL REVENUES ON AVERAGE AMONG
                         CLASSES OF INTERESTS
                             (UNAUDITED)

                                                                         For the
                                                                         Nine
                                                                         Months
                                                                         Ended
                           NUMBER OF                   OFF      DAILY    September 30,
                            ROOMS/                   SEASON     GROSS    1998
                            SUITES    TOTAL ANNUAL   NIGHTLY  POTENTIAL
                                       RENTAL DAYS   WALK-IN    RENTAL                       For the Years Ended December 31,
                                        PER CLASS     RATE      INCOME                             1997       1996        1995

Class A                        6               2,190      $70        $420  $ 64,348             $ 79,519    $ 80,682    $ 57,455
Class B                        4               1,460      $75        $300  $ 45,963             $ 56,799    $ 57,630    $ 41,039
Class C                        6               2,190      $85        $510  $ 78,137             $ 96,559    $ 97,972    $ 69,767
Class D                        6               2,190     $120        $720  $110,311             $136,319    $138,313    $ 98,495
Class E                        2                 730     $130        $260  $ 39,834             $ 49,226    $ 49,946    $ 35,568
Class F                        1                 365     $175        $175  $ 26,812             $ 33,133    $ 33,618    $ 23,940

                              25               9,125               $2,385  $365,405             $451,555    $458,161    $326,264





  PRO FORMA DISTRIBUTIONS PER INTEREST FOR EACH CLASS OF INTERESTS
                   (AVERAGE INCLUDING OTHER INCOME)


                                                         Class Total                                    Per Interest


                                           For the Years Ended December 31,

                   Number of    For the           1997        1996        1995      For the      1997       1996        1995
                   Interests   Nine Months    (48 Unit      (48 Unit    (48 Unit     Nine
                                  Ended         Weeks)       Weeks)      Weeks)     Months
                                September                                            Ended
                                30, 1998                                           September
                                                                                   30, 1998

Class A                36          $ 59,398       $ 73,402     $ 74,476   $ 53,036  $1,650         $2,039     $2,069      $1,473
Class B                24          $ 42,427       $ 52,430     $ 53,197   $ 37,883  $1,768         $2,185     $2,217      $1,578
Class C                36          $ 72,126       $ 89,131     $ 90,435   $ 64,400  $2,004         $2,476     $2,512      $1,789
Class D                36          $101,825       $125,833     $127,674   $ 90,918  $2,828         $3,495     $3,546      $2,526
Class E                12          $ 36,770       $ 45,440     $ 46,104   $ 32,832  $3,064         $3,787     $3,842      $2,736
Class F                 6          $ 24,749       $ 30,584     $ 31,032   $ 22,098  $4,125         $5,097     $5,172      $3,683

                      150          $337,296       $416,820     $422,918   $301,167


                    CERTAIN OCCUPANCY INFORMATION

     The following unaudited information sets forth the financial results and percentage occupancy for the nine months ended
September 30, 1998, and for the years ended December 31, 1997,
1996 and 1995, respectively.


                       CHART HOUSE SUITES HOTEL
                    RESULTS BY CLASS OF INTERESTS

                    For the Nine
                    Months Ended
                    September 30,  For the Years Ended
                                     December 31,

Average Occupancy   1998           1997  1996    1995

Class A             70%            71%   77%     63%

Class B             62%            63%   69%     58%

Class C             66%            63%   69%     51%

Class D             46%            38%   45%     38%

Class E             58%            58%   61%     59%

Class F*            92%            80%   91%     97%


All Units           72%            65%   65%     54%

Average Unit Week
Rental Amount
(Collected)

Class A             $522           $476  $442    $397

Class B             $567           $491  $474    $426

Class C             $534           $508  $449    $396

Class D             $795           $725  $672    $563

Class E             $818           $797  $821    $709

Class F*            $918           $891  $614    $574

     *Primarily rented on a monthly basis in 1995 and 1996.

     See the Form 10-KSB for 1997 and the Form 10-QSB for the quarter ended June 30, 1998, both of which are attached to the Supplement and incorporated by reference hereby for additional information and the audited financial statements.